EXHIBIT (12)


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                       January 1, 1998 - December 31, 2002
                        (Thousands, except ratio amounts)
                                   (Unaudited)

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                                                                         Year Ended December 31
                                         ---------------------------------------------------------------------------------
                                                 1998             1999             2000            2001             2002

Fixed Charges, as Defined:
   Interest on Long-Term Debt                $  27,389        $  27,728        $  29,987        $  30,224         $ 32,264
   Other Interest                                4,909            2,778            3,628            3,772            1,620
   Amortization of Debt
      Discount and Expense                         714              699              735              768              799
   Interest Portion of Rentals                   1,986            1,707            1,628            1,572            1,578
                                             ---------        ---------        ---------        ---------         --------
   Total Fixed Charges, as defined              34,998           32,912           35,978           36,336           36,261
                                             =========        =========        =========        =========         ========


Earnings, as Defined:
   Net Income                                $  27,301        $  45,296        $  50,224        $  50,187         $ 43,792
   Taxes on Income                              14,604           24,591           26,829           27,553           23,444
   Fixed Charges, as above                      34,998           32,912           35,978           36,336           36,261
                                             ---------        ---------        ---------        ---------         --------
   Total Earnings, as defined                $  76,903        $ 102,799        $ 113,031        $ 114,076         $103,497
                                             =========        =========        =========        =========         ========

Ratio of Earnings to Fixed Charges                2.20             3.12             3.14             3.14             2.85
                                             =========        =========        =========        =========         ========

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